As filed with the Securities and Exchange Commission on September 13, 2021

Registration No. 333-259290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USA Equities Corp

(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	30-1104301
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

901 Northpoint Parkway, Suite 302, West Palm Beach, FL 33407, Phone: (929) 379-6503

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Copies to:
Mandelbaum Salsburg Attn: Vincent J. McGill 1270 Avenue of the Americas Suite 1808 New York, NY 10020 (212) 776-1834

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Registration Fee(2)
Common Stock, $0.0001 per share	36,145	$077	$27,831.65	$3.03
Common stock, $0.001 par value per share, issuable upon conversion of convertible note (3)	1,860,000	0.77	1,432,200	156.26
Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants at a price of $1.25 per share (4)	930,000	0.77	716,100	78.19
Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants at a price of $0.83 per share (5)	12,189	0.77	9,385.53	1.03
Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants at a price of $0.75 per share (6)	15,900	0.77	12,243	1.27
Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants at a price of $0.74 per share (7)	53,704	0.77	41,352.08	4.51
TOTAL	2,907,938		2,239,112.26	244.29

(1) The Offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and is based upon the closing price of $0.77 per share of the Registrant’s Common Stock on the OTCQB Venture Market Place on August 315, 2021.

(2) Calculated pursuant to Rule 457(o) and based on the closing price per share of $077 per share of the Registrant’s Common Stock on the OTCQB Venture Market Place on August 31, 2021

(3) Represents shares of common stock issuable upon conversion of a convertible promissory note previously issued to a selling stockholder.

(4) Represents shares of common stock issuable upon the exercise of warrants to purchase common stock previously issued to a selling stockholder.

(5) Represents shares of common stock issuable upon the exercise of warrants to purchase common stock previously issued to a selling stockholder.

(6) Represents shares of common stock issuable upon the exercise of warrants to purchase common stock previously issued to a selling stockholder

Represents shares of common stock issuable upon the exercise of warrants to purchase common stock previously issued to a selling stockholder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment is being filed to amend Exhibit 5.1 to this Registration Statement

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses paid or payable by us in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$244.29
Accounting fees and expenses	$2,500.00
Legal fees and expense	$20,000.00
Total	$22,744.29

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the General Corporation Law of the State of Delaware are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the General Corporation Law of the State of Delaware (regarding unlawful dividends and stock purchases); or
●	any transaction from which the director derived an improper personal benefit.

As permitted by the General Corporation Law of the State of Delaware, our restated bylaws provide that:

●	we are required to indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to very limited exceptions;
●	we may indemnify its other employees and agents as set forth in the General Corporation Law of the State of Delaware;
●	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to very limited exceptions; and
●	any the rights conferred in the restated bylaws are not exclusive.

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Item 15. Recent Sales of Unregistered Securities

Sales of Unregistered Securities in 2018:

None.

Sales of Unregistered Securities in 2019:

On September 1, 2019, we issued 1,080,092 shares of Series A Preferred Stock to Troy Grogan in satisfaction of a convertible promissory note originally issued on December 31, 2013, in the initial principal amount of $255,681, together with all interest accrued thereon.

On September 1, 2019, we issued a Convertible Promissory Note in the principal amount of $124,562 to Troy Grogan in consideration for advances previously made to our company. This note bears interest at the rate of 1% per annum and is due and payable on December 30, 2022, and is convertible into shares of common stock at a price of $0.25 per share.

On December 20, 2019 we issued 2,172,600 shares of our common stock to the stockholders of Medical Practice Income, Inc. (“MPI”) in exchange for all of the then issued and outstanding shares of common stock of MPI.

On December 27, 2019, we issued a Convertible Promissory Note in the principal amount of $88,626 to Troy Grogan in consideration for advances previously made to the Company. This note bears interest at the rate of 10% per annum and is due and payable on December 30, 2022. The Note is convertible into shares of common stock at a price of $0.55 per share. As of December 31, 2019, this note had accumulated $97 of accrued interest.

During the period ended December 31, 2019, we entered into a consulting agreement with a shareholder of our Company. The terms of the agreement provide that in exchange for certain consulting services the consultant received 300,000 shares of Common Stock upon execution of the agreement and would receive an additional shares 75,000 shares annually beginning on the effective date of the agreement. As of December 31, 2019, 375,000 shares had been granted under the terms of the agreement.

Sales of Unregistered Securities in 2020:

On April 22, 2020, the Company entered into a Consulting Agreement with a Management Consultant, pursuant to which the Management Consultant will provide business, intellectual property and Food and Drug Administration (“FDA”) regulatory consulting services to the Company for consideration of a onetime stock payment of 250,000 shares of common stock of the Company.

On May 22, 2020, the Company entered into a Consulting Agreement with a Software Development Consultant, pursuant to which the Software Development Consultant will provide software development consulting services to the Company for consideration of a onetime stock payment of 200,000 shares of common stock of the Company.

Also on May 22, 2020, the Company entered into a Consulting Agreement with a Marketing Consultant, pursuant to which the Marketing Consultant was to provide marketing research consulting services to the Company for consideration of 100,000 shares of common stock of the Company.

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On August 24, 2020, the Company entered into a Consulting Agreement with a Business Development Consultant, pursuant to which the Business Development Consultant will provide business development consulting services to the Company for consideration of 100,000 shares of common stock of the Company.

On September 1, 2020, the Company entered into a Consulting Agreement with a Medical Education Consultant, pursuant to which the Medical Education Consultant will provide medical education consulting services to the Company for consideration of 75,000 shares of common stock of the Company.

On September 15, 2020, the Company granted 75,000 shares under an existing consulting agreement.

On September 30, 2020, we issued a Convertible Promissory Note in the principal amount of $88,016 to our majority shareholder in consideration for advances previously made to the Company. This note bears interest at the rate of 6% per annum and is due and payable on December 31, 2022. The Note is convertible into shares of common stock at a price of $1.00 per share. As of December 31, 2020, this note had $1,331 of accrued interest.

The Company’s issuance of the above restricted securities was in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Act. Unless stated otherwise: (i) the securities were offered and sold only pursuant to individually negotiated transactions with the recipient, in some cases for service to be rendered, not cash, (ii) there was no general solicitation or general advertising related to the issuance of the securities; (iii) each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (iv) no underwriter, broker or placement agent participated in, nor did we pay any commissions or fees to any party in connection with the transactions; and, (v) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are included as part of this Form S-1. References in this Exhibit List to “the Company” mean USA Equities Corp.

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 23, 2019).
3.2	Certificate of Amendment changing corporate name to USA Equities Corp. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 23, 2019).
3.3	Certificate of Designation authorizing issuance of Series A Preferred Stock (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2019).
3.4	By-Laws (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on December 23, 2019).
4.6	Description of Securities (incorporated herein by reference to Exhibit 4.6 to the Company’s Current Report on form 10-K filed on March 11, 2021).
10.1	Amendment No. 1 to Exclusive Distribution Agreement by and between USA Equities Corp. and MedScience Research Group (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 26, 2021).
10.2	Purchase Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated June 23, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 24).
10.3	Promissory Note Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated June 23, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 24).
10.4	Manufacturing Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated June 23, 2021. Portions of the Manufacturing Agreement containing pricing information have been omitted (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 24).

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10.5	Securities Purchase Agreement between USA Equities Corp. and Mercer Street Global Opportunity Fund, LLC dated August 10, 2021 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed August 16, 2021).
10.6	Original Issue Discount Secured Convertible Promissory Note in the principal amount of $806,000 issued by USA Equities Corp. to Mercer Street Global Opportunity Fund, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed August 16, 2021).
10.7	Common Stock Purchase Warrant to purchase 930,000 shares issued by USA Equities Corp. to Mercer Street Global Opportunity Fund, LLC dated August 10, 2021 (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed August 16, 2021).
10.8	Registration Rights Agreement between USA Equities Corp. and Mercer Street Global Opportunity Fund, LLC dated August 10, 2021 (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed August 16, 2021).
10.9	Placement Agent Agreement between the Company and Carter, Terry & Company*
10.10	Common Stock Purchase Warrant to purchase 15,900 shares issued by USA Equities Corp. to Juan Escobar dated March 15, 2021*
10.11	Common Stock Purchase Warrant to purchase 53,704 shares issued by USA Equities Corp. to Juan Escobar dated May 7, 2021*
10.12	Common Stock Purchase Warrant to purchase 12,189 shares issued by USA Equities Corp. to Carlos Santos dated June 17, 2021*
5.1	Opinion of Mandelbaum Salsburg Attorneys at Law.
23.1	Consent of Independent Registered Public Accounting Firm.*

* Previously filed

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No.1 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Palm Beach, Florida, on September 13, 2021.

USA EQUITIES CORP

By:	/s/ Troy Grogan
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No.1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Troy Grogan	Chairman of the Board,	September 13, 2021
Troy Grogan	Chief Executive Officer (Principal Executive Officer) and
Director

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